Exhibit 23



                         Consent of Independent Auditors

The Board of Directors
Hudson River Bancorp, Inc.

We consent to incorporation by reference in the following registration statements:

   File No. 333-58615 on Form S-8,
   File No. 333-94567 on Form S-8, and
   File No. 333-94571 on Form S-8

of Hudson River Bancorp, Inc. of our report dated May 4, 2001, relating to the consolidated balance sheets of Hudson River Bancorp, Inc. and subsidiaries as of March 31, 2001 and 2000, and the related consolidated income statements, statements of changes in shareholders' equity and cash flows for each of the years in the three-year period ended March 31, 2001, which report appears in the March 31, 2001 Annual Report on Form 10-K of Hudson River Bancorp, Inc.

/s/ KPMG LLP
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Albany, New York
June 25, 2001